Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,	June 30,	Sept 30,
	2008	2008	2008
Revenues:
Rentals and Fees	$299,675	$294,777	$291,102
Retail Sales	12,389	9,744	10,230
Non-Retail Sales	85,417	66,072	70,691
Franchise Royalties and Fees	11,039	10,894	11,127
Other	4,161	5,527	4,869
Total	412,681	387,014	388,019
Costs and Expenses:
Retail Cost of Sales	7,428	6,145	6,266
Non-Retail Cost of Sales	77,896	60,574	64,752
Operating Expenses	177,830	175,832	175,339
Depreciation of Rental Merchandise	109,710	106,928	106,962
Interest	2,199	2,151	2,243
Total	375,063	351,630	355,562
Earnings from Continuing Operations Before Taxes	37,618	35,384	32,457
Income Taxes	15,055	13,023	12,622
Net Earnings from Continuing Operations	22,563	22,361	19,835
Earnings from Discontinued Operations, Net of Tax	2,190	918	1,243
Net Earnings	$24,753	$23,279	$21,078
Earnings Per Share: From Continuing Operations From Discontinued Operations Total	$.42 .04 $.46	$.42 .02 $.44	$.37 .03 $.40
Earnings Per Share Assuming Dilution: From Continuing Operations From Discontinued Operations Total	$.42 .04 $.46	$.41 .02 $.43	$.37 .02 $.39
Weighted Average Shares Outstanding	53,492	53,262	53,356
Weighted Average Shares Outstanding Assuming Dilution	54,156	54,076	54,219

Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31,	June 30,	Sept 30,
	2007	2007	2007
Revenues:
Rentals and Fees	$265,802	$257,158	$257,294
Retail Sales	10,242	7,828	7,713
Non-Retail Sales	70,253	56,654	58,140
Franchise Royalties and Fees	9,914	9,602	8,881
Other	6,559	2,549	1,688
Total	362,770	333,791	333,716
Costs and Expenses:
Retail Cost of Sales	6,343	4,949	4,546
Non-Retail Cost of Sales	64,130	52,130	53,095
Operating Expenses	147,672	149,376	154,453
Depreciation of Rental Merchandise	99,327	97,065	97,218
Interest	1,688	1,695	1,945
Total	319,160	305,215	311,257
Earnings from Continuing Operations Before Taxes	43,610	28,576	22,459
Income Taxes	16,437	10,833	8,304
Net Earnings from Continuing Operations	27,173	17,743	14,155
Earnings from Discontinued Operations, Net of Tax	2,034	1,914	1,764
Net Earnings	$29,207	$19,657	$15,919
Earnings Per Share: From Continuing Operations From Discontinued Operations Total	$.50 .04 $.54	$.33 .03 $.36	$.26 .03 $.29
Earnings Per Share Assuming Dilution: From Continuing Operations From Discontinued Operations Total	$.49 .04 $.53	$.33 .03 $.36	$.26 .03 $.29
Weighted Average Shares Outstanding	54,161	54,191	54,217
Weighted Average Shares Outstanding Assuming Dilution	54,992	55,065	55,049